Exhibit 99.1

Echo Therapeutics Announces Management Changes

Robert Doman to Assume Role of Executive Chairman and Interim Chief Executive Officer

Philadelphia, PA – August 26, 2013 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a company developing its non-invasive Symphony® CGM System as a needle-free, wireless continuous glucose monitoring system, today announced that its Chief Executive Officer, President and Chairman of the Board, Dr. Patrick Mooney, is taking an immediate leave of absence.  Robert Doman, a member of Echo’s Board of Directors, will serve as Executive Chairman and Interim Chief Executive Officer.

Mr. Doman has over 30 years of executive level, international and domestic management, business development, sales and marketing, product development and strategic planning experience with specific concentrations in medical devices and pharmaceuticals.  Most recently, Mr. Doman served as President and Chief Executive Officer of publicly-traded DUSA Pharmaceuticals, Inc., which was successfully sold to Sun Pharmaceuticals in a $230 million transaction in 2012.

Effective immediately, William Grieco, Chairman of the Company’s Nominating and Corporate Governance Committee and a member of Echo’s Board since February 2011, has been appointed Lead Independent Director of the Board.

“Echo’s business operations will continue as usual in Dr. Mooney’s absence” said Mr. Doman.  “We remain focused on completing our ongoing clinical studies and filing the Symphony CGM System technical file for CE Marking in the near future.”

The Board of Directors will be engaging an executive search firm to assist it in identifying a new CEO.  Mr. Grieco commented, “We’re extremely fortunate to have Bob serving as Executive Chairman and Interim CEO at this critically important juncture for the Company.”

About Echo Therapeutics

Echo Therapeutics is developing the Symphony CGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system for use initially in the critical care setting.   Significant opportunity also exists for Symphony to be used in the hospital beyond the critical care setting, as well as in patients with diabetes in the outpatient setting.  Echo is also developing its needle-free skin preparation component of Symphony, the Prelude® SkinPrep System, as a platform technology to enhance drug delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, statements regarding the CEO’s leave of absence and company performance. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:

The Trout Group, LLC
Seth Lewis, Senior Vice President
+1 646 378 2952
slewis@troutgroup.com

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